Exhibit 99.1

Green Plains Completes Sale of Three Ethanol Plants to Valero Renewable Fuels

Green Plains Partners Completes Ethanol Storage Asset Sale to Green Plains Inc.

OMAHA, Neb., Nov. 15, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that it completed the previously announced sale of its three ethanol plants to Valero Renewable Fuels Company LLC for $319 million in cash, including net working capital and other adjustments. The transaction includes ethanol plants located in Bluffton, Ind., Lakota, Iowa, and Riga, Mich. which represented approximately 20% of the company’s reported ethanol production capacity.

In conjunction with this transaction, Green Plains Partners LP (NASDAQ:GPP) announced today that it has completed the sale of the storage assets and assignment of the rail transportation assets associated with the three ethanol plants to Green Plains Inc. The consideration for the transaction consisted of 8.7 million Green Plains units and a portion of the general partner interest equating to 0.2 million hypothetical limited partner units to maintain the general partner’s 2% interest. Green Plains Partners will receive as additional consideration, approximately $2.6 million in cash related to the present value gain on railcars transferred, subject to certain post-closing adjustments.

About Green Plains

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company is one of the leading producers of ethanol in the world and is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP), a fee-based Delaware limited partnership that provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. (NASDAQ:GPRE) to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully completing the portfolio optimization plan and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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